Exhibit 99.1

New York, November 12, 2025: Flutter Entertainment plc (NYSE: FLUT; LSE: FLTR) (“Flutter”) the world’s leading online sports betting and iGaming operator today announces Q3 results, updated 2025 guidance, and the launch of “FanDuel Predicts” in December.

Key financial highlights:

	Three months ended September 30,
In $ millions except where stated otherwise	2025	2024	YOY
Average monthly players (AMPs) (‘000s’)[1]	14,133	12,920	+9%
Revenue	3,794	3,248	+17%
Net loss	(789)	(114)	(592)%
Net loss margin	(20.8)%	(3.5)%	(1,730	)bps
Adjusted EBITDA[2]	478	450	+6%
Adjusted EBITDA margin[2]	12.6%	13.9%	(130	)bps
Loss per share ($)	(3.91)	(0.58)	(574)%
Adjusted earnings per share ($)[2]	1.64	1.27	+29%
Net cash provided by operating activities	209	290	(28)%
Free Cash Flow[2]	25	112	(78)%
Leverage ratio[2] (December 2024 2.2x)	4.0x
Leverage ratio including Snai[2]	3.7x

Overview

•

Solid Group Q3 performance with AMPs +9% and revenue +17% year-over-year reflecting the benefit of Snai and Betnacional acquisitions (“M&A”), combined with excellent organic iGaming growth which offset the impact of customer-friendly sports results

•	US:

•	Revenue +9% year-over-year led by strong, product-driven iGaming revenue growth of 44%

•

Sportsbook AMP growth accelerated to 5% (Q2: -4%). Sportsbook revenue was -5% year-over-year due to the temporary impacts of sports results, and very high levels of uneconomic generosity from sportsbook competitors at NFL season start, leading to Q3 Adjusted EBITDA of $51m, -12% year-over-year

•	In response, increased FanDuel investment during Q4 has been effective, with year-over-year handle growth +10% Q4 to date, and the NBA season off to a strong start

•

FanDuel Predicts, a new prediction market product which will include sports in states without access to regulated sports betting, to launch in December. Capitalizing on FanDuel’s strong brand presence and CME Group’s exchange capabilities, with strategic investment to expand the FanDuel customer ecosystem

•	International:

•	Revenue +21% and adjusted EBITDA of $505m, +10% year-over-year including the benefit of M&A

•	Organic iGaming revenue +10%, with strong SEA iGaming growth offsetting the impact of previously announced regulatory changes in India[3]

•	Organic Sportsbook revenue -6% due to the impacts of a strong European Football Championships (“Euros”) and bookmaker friendly results in the prior year

•

Group Q3 adjusted EBITDA grew 6% and adjusted EBITDA margin declined 130bps, driven by the factors detailed above. This, combined with the benefit of non-controlling interest credits, contributed to adjusted earnings per share +29% to $1.64

•

Group Q3 net loss of $789m was $675m higher year-over-year due to the non-cash impairment charge of $556m triggered by Indian regulation changes[3], and the previously communicated $205m payment to Boyd to revise US market access terms[4] (“Boyd payment”). As a result, net loss margin and loss per share were 20.8% and $3.91 respectively

•	Net cash provided by operating activities and free cash flow in Q3 declined by 28% and 78% respectively, due to the Boyd payment

Updated full year 2025 guidance

Q4 has started well on an underlying basis. In the US, FanDuel’s increased customer acquisition and retention investment in Q4 is proving effective with continued player momentum and year-over-year handle growth stepping up to 10% quarter to date with the NBA season off to a strong start. Sports results, however, have been customer friendly across the Group with an adjusted EBITDA impact of approximately $170m from October 1, through November 9, 20256.

2025 outlook5 is therefore primarily updated to include the impact of: (i) Q3 performance, (ii) Q4 sports results6, (iii) Q4 sportsbook investment, (iv) FanDuel Predicts investment7, (v) tax costs associated with the Illinois wager fee which we are now treating as taxable, and (vi) Indian regulatory change

Group revenue is now expected to be $16.69bn with adjusted EBITDA of $2.915bn at the midpoint. This reflects a reduction from previous guidance of $570m and $380m in revenue and adjusted EBITDA expectations respectively, with updated guidance now representing 19% and 24% year-over-year growth.

Peter Jackson, CEO, commented:

“Flutter delivered a solid third quarter, with continued momentum in both our US and International businesses. We are the clear number one operator in the US, and we will continue to build on that position to drive future profitability. Our strategic investments, including the launch of FanDuel Predicts and recent International acquisitions, position us exceptionally well to capture new opportunities and deliver sustainable, profitable growth. Our diversified portfolio and disciplined approach give me great confidence in our ability to lead the industry and increase long-term value for shareholders.”

To our shareholders

Flutter delivered a solid Q3 performance with AMP growth of 9%, revenue increasing 17% and adjusted EBITDA 6% ahead year-over-year. These results reflect the positive impact of our recent Snai and Betnacional acquisitions, as well as excellent organic iGaming growth which helped offset customer-friendly sports results. The Group reported a net loss of $789m for the quarter compared to $114m in the prior year, primarily due to the impact of a non-cash impairment charge relating to regulatory changes in India and the previously communicated $205m payment to Boyd for improved US market access terms.

I am really pleased with the strong positioning of Flutter’s core business as we continue to execute in the final quarter of the year. Before sharing more detail on our Q3 performance and outlook, I first want to present how we are strategically positioning FanDuel to capture the emerging prediction markets opportunity. This area has been a source of significant industry discussion over recent months and I am very excited to announce our expansion into the market with the launch of “FanDuel Predicts”, a new FanDuel branded app which we expect to launch in December, through our joint venture with the CME Group.

FanDuel Predicts unlocks an immediate growth opportunity by allowing us to offer a compelling sports product to the vast majority of the US adult population in states that do not currently have access to sports betting. This represents a significant incremental addressable market for FanDuel in addition to our existing sportsbook and iGaming business. We believe this new sports opportunity lies solely in these states, as prediction markets are having a negligible impact in the states where FanDuel sportsbook is already available to customers. FanDuel Predicts will also accelerate acquisition of customers into the FanDuel ecosystem ahead of the state regulation of sports betting. Furthermore, the strength of our world-class pricing and risk management capabilities present potential market-making opportunities which we continue to assess.

We are exceptionally well positioned to harness this growth opportunity. We have a powerful combination of assets enabled through our strategic partnership with CME Group, who have a long track record of operating the world’s leading derivatives marketplace, together with FanDuel’s nationwide brand presence and sports betting expertise, which has already successfully delivered a position as the clear leader in sports betting. Our extensive experience operating the Betfair Exchange within the Flutter Group also equips us with a deep understanding of this space.

Our launch strategy has been developed in close consultation with state regulators and tribal authorities, resulting in a tailored, state-specific approach that enables us to launch in those states where no local regulation exists. At launch, FanDuel Predicts will offer sports markets in states without a current sports betting regulatory framework. Sports markets will also be restricted to non-tribal lands. This means that a significant proportion of the US population will soon have access to a brand new FanDuel sports product, operating with the same high standards regarding customer protection, know your customer, and anti-money laundering as all our FanDuel products. A range of financial and cultural markets will also be offered across virtually all states. In our existing sportsbook and iGaming states our primary focus will continue to be the state-regulated market and strengthening our leadership position in our core sports betting and iGaming businesses.

The opportunity to extend the FanDuel footprint into new states is significant and our aspiration is to be the clear market leader. Our investment will therefore be meaningful, while maintaining a disciplined approach, a strategy which has served us so well since the inception of sports betting in the US. At this early stage, we anticipate incremental EBITDA cost of $40-$50m in Q4 2025 and $200m-$300m in 2026 with the majority arising in H27. In line with our proven investment strategy on sportsbook to date, we will closely monitor returns with a priority on building value for the future, while also maintaining the flexibility to accelerate investment where performance warrants. We believe this will position FanDuel to deliver future growth and harness the long-term opportunities for our business.

In conclusion, we believe prediction markets present a very significant incremental growth opportunity for FanDuel, and that their evolution will also accelerate the path to state-regulated sports betting and iGaming. In the long-term, we firmly believe that state-regulated sports betting and iGaming remains the most valuable long-term opportunity in the US. The importance of having the best quality sports betting product, combined with the ability to price increasingly complex sports products accurately, cannot be overstated. These are both areas where Flutter and FanDuel excel. As demonstrated by international precedent, long-term success in the US gaming sector will be achieved by those operators with scale positions and the highest quality sports betting product.

US update

Q3 AMP growth in the US was encouraging at 8% year-over-year, with continued strong iGaming AMP growth of 30%, and sportsbook AMP growth of 5% representing an acceleration in year-over-year growth compared to Q2.

FanDuel’s revenue performance was underpinned by another very strong iGaming quarter with revenue growth of 44% delivering a GGR market share of 27% in Q3. Player frequency continued to grow with over 500 new slots titles added during the quarter, as access to the proprietary Flutter gaming platform unlocked a faster pace of content delivery. Exclusive content also continued to resonate strongly and drive increased customer engagement, with new Wonka and Samurai titles added in Q3 as well as the latest installment of our Huff and Puff series. Huff ‘N Lots of Puff was our most successful game launch to date, setting all-time highs in actives and GGR on launch. Our consistent delivery of innovative and engaging iGaming product features ensures we are well positioned to capitalize on the long-term opportunity. With population penetration still well below our long-term expectations, we believe a very long runway for future growth remains in existing states, before factoring in any future state legalization.

Turning to sportsbook, and while September and October have been impacted by customer-friendly NFL sports results, it is still early in the season. We have complete conviction in our pricing and we remain confident that this short-term variability of outcomes will revert to expected levels over time. Higher levels of parlay and SGP penetration ultimately drive higher structural revenue margin, and we continue to make good progress toward our longer-term 16% structural hold expectation.

The start of the NFL season consistently sees heightened levels of competition in the market and Q3 this year was even more pronounced than in previous years. September was characterized by very high levels of competitor customer generosity, including a range of unsustainable, uneconomic customer offers. These competitive dynamics resulted in lower than anticipated FanDuel NFL handle growth and Same Game Parlay (SGP) penetration in the opening weeks of the season. This impact was transitory in nature, with trends significantly improved by the start of the fourth quarter as FanDuel’s disciplined investment approach proved effective. Despite this impact in September, FanDuel’s structural advantages ensured we maintained a strong sportsbook market share, with a 47% net gaming revenue (NGR) share of the online sports betting market in September8.

While market competitive intensity has moderated from the NFL season start, it still remains at elevated levels. FanDuel’s scale as the #1 operator in the US (Q3 GGR share: 38%, Q3 NGR share: 41%), has subsequently enabled us to take action to strengthen our market leadership. We responded in a strong but disciplined way at the start of Q4, with increased investment in customer acquisition and retention, and we have been very pleased with the momentum that this has driven.

During the quarter we believe the impact from prediction market activity on our business was negligible, as in regulated states customers continue to prefer the richer experience provided by regulated sportsbooks. Based on our analysis, we believe the vast majority of this activity is taking place in states without sportsbook regulation. We therefore do not see sports prediction markets as a meaningful challenge in states where regulated sportsbooks like FanDuel are available.

From a product perspective, the NFL season launch in September was an important milestone for innovation. FanDuel Futures Day showcased a new, first-to-market NFL feature enabling customers to create season long SGPs, driving high levels of parlay engagement. Live betting represents over half of handle, with further enhancements to our live SGP proposition including expanded NFL drive offerings. This helped deliver an NFL parlay penetration increase of 300 bps in the season to date. Our Your Way feature benefited from the addition of SGP+ capabilities and while this currently remains a separate sportsbook experience, the underlying next-generation pricing technology now powers our entire NFL sportsbook pricing and is driving a number of product improvements. This included an increased range of cashout markets helping drive a 20% increase in cashout activity.

We have been really pleased with our NBA performance since the season start in late October. Customer engagement, handle and SGP penetration are all tracking strongly in the early weeks of the season, giving us confidence that growth this season is shaping up to be stronger than last year. We are excited to see what our new strategic NBA partnership with Amazon Prime can unlock including merchandising integrations, product integrations and in-game virtual signage.

Finally, I wanted to share my thoughts on recent concerns around sports integrity. This is hugely important to us and something we take very seriously across the Group. At FanDuel, we use advanced technology and real-time monitoring to identify suspicious activity and work closely with leagues, data monitoring groups, and law enforcement to alert them to any suspicious activity. This highlights the important role the regulated industry plays in assuring the integrity of these great sports. We will continue to work closely with all key stakeholders to ensure that effective frameworks are in place to protect sports integrity, the players and our customers.

International update

The International division delivered 21% year-over-year revenue growth, with the Snai and Betnacional acquisitions contributing 18 percentage points of the increase. Organic growth was impacted by the cessation of real-money gaming in India and a strong prior-year sportsbook performance, which benefited from the Euros and more favorable sports results. iGaming continued to drive organic growth in Q3, with exceptional growth in Turkey and positive momentum in SisaI’s Italian online business.

Our focus on the Flutter Edge is delivering innovation across our International business. In Southern Europe and Africa (SEA), we launched MyCombo on Sisal, the only full SGP product available in the Italian market, in time for the start of the Italian soccer season. Customer engagement has been strong with half of customers placing a MyCombo bet during the first seven rounds of the season.

The September integration of Flutter Studios into the SEA Italian online platform has enabled in-house content to be offered to our Italian customers, with a strong pipeline of future content. In July, we migrated PokerStars Italian customers to our SEA platform, a key milestone in the PokerStars transformation which will deliver material savings in 2027 after completion of the final migration from the existing PokerStars technology stack.

The Snai integration has been progressing well; we have enhanced the iGaming proposition, optimized retail gaming machines and commission structures, and increased customer acquisition volumes by deploying Sisal’s proven retail signup program. The migration of Snai customers to the SEA online platform remains on track for H1 2026, providing increased confidence in our Snai synergy targets.

In the UK and Ireland (UKI), the successful migration of Sky Bet onto our shared Flutter UKI platform has enabled delivery of new product and improvements for our Sky Bet customers. This included the launch of our highly popular SuperSub offering and the new Squad Bet proposition, powered by our next-generation pricing capability. Continued roll out of premium content has also helped drive positive iGaming momentum.

There has been much speculation around potential gaming tax increases in the upcoming UK budget. We remain engaged with policymakers and expect decisions will be based on economic merit, taking into account the industry’s substantial contribution to UK tax revenues and employment. Significant increases to the tax rates would threaten jobs and investment across the UK market, as well as driving more customers to unregulated operators on the black market - where there are no player protections and regulatory oversight. We continue to engage with policymakers and await the outcome in the Budget later this month, however, should taxes increase, Flutter’s growing scale and market leading position will help to mitigate the impact, and we would likely benefit from the consolidation of share among sub-scale operators over time.

Brazil is an exciting growth opportunity for Flutter and we retain a strong conviction that scale operators with the best products will win the largest share of the market. This quarter, our expanding portfolio of games and more sophisticated generosity delivered record iGaming revenues. On sportsbook we will continue to integrate Flutter’s in-house pricing capabilities and generosity functionality to materially elevate the overall customer proposition ahead of the World Cup next year.

The good progress we are making across the numerous transformation projects both detailed above and in previous quarters, is helping us deliver further scale benefits and positions us to deliver enhanced experiences for our customers. Our cost efficiency drivers go beyond the $300m target we set out our Investor Day last year, with the redesign of our UKI organizational structure a good example of an incremental initiative.

Outside of performance during the quarter, the enactment of the Promotion and Regulation of Online Gaming Act, 2025 forced Junglee and all other operators to immediately cease real-money operations. We are extremely disappointed with the sudden and unexpected change to the regulatory landscape in India. Flutter has invested significantly in India over the last number of years, responsibly delivering innovative skill-based games to Indian customers. Junglee will now only offer free-to-play gaming content as we assess our medium-term options in that market.

Final thoughts and outlook

As I think about the remainder of the year, I am excited to expand our portfolio in the US to include FanDuel Predicts, harnessing the significant opportunity for FanDuel in this space. I am also confident that our US market leadership, and the diversification of our International business will position us well for the rest of the year and into 2026. We have a strong platform for executing our capital allocation strategy, with a continued focus on creating long-term shareholder value.

Sincerely,

Peter Jackson

Flutter CEO

In $ millions unless stated, unaudited	US				International				Group
Three months ended September 30,	2025	2024	YoY		2025	2024	YoY		2025	2024	YoY
Average monthly players (‘000s)	3,476	3,211	+8%		10,657	9,709	+10%		14,133	12,920	+9%
Handle	10,653	10,037	+6%		7,902	6,965	+13%		18,555	17,002	+9%
Net revenue margin	7.4%	8.2%	(80	)bps	12.4%	12.7%	(30	)bps	9.5%	10.1%	(60	)bps
Sportsbook revenue	783	822	(5)%		982	887	+11%		1,765	1,709	+3%
iGaming revenue	530	368	+44%		1,369	1,043	+31%		1,899	1,411	+35%
Other revenue	55	60	(8)%		75	68	+10%		130	128	+2%

Total revenue	1,368	1,250	+9%		2,426	1,998	+21%		3,794	3,248	+17%
Cost of sales	(824)	(737)	+12%		(1,168)	(901)	+30%
Technology, research and development expenses	(88)	(72)	+22%		(109)	(105)	+4%
Sales and marketing expenses	(307)	(277)	+11%		(413)	(347)	+19%
General and administrative expenses	(98)	(106)	(8)%		(231)	(184)	+26%

Reportable segment adjusted EBITDA	51	58	(12)%		505	461	+10%
Unallocated corporate overhead[9]									(78)	(69)	+13%

Group adjusted EBITDA									478	450	+6%
Adjusted EBITDA margin	3.7%	4.6%	(90	)bps	20.8%	23.1%	(230	)bps	12.6%	13.9%	(130	)bps

Group

The Group delivered AMP and revenue growth of 9% and 17%, respectively. Excluding M&A revenue grew 5%. Organic iGaming revenue growth of 19% year-over-year helped to offset the impact of customer friendly sports results.

The net loss of $789m for the quarter increased by $675m from $114m in Q3 2024, primarily due to:

•	The non-cash, impairment charge of $556m related to the Junglee business as a result of sudden legislative change which necessitated a shutdown of all real-money gaming in India indefinitely

•	Transaction fees and associated costs of $204m, primarily relating to the revision of market access terms as part of the Boyd transaction

•	A $54m increase in adjusted depreciation and amortization cost to $184m in Q3 2025 (Q3 2024: $130m), primarily due to M&A

•	A $107m increase in the non-cash amortization of acquired intangibles to $235m in Q3 2025 (Q3 2024: $128m) due to M&A and the SkyBet and PokerStars platform integrations

•	A $47m increase in interest expense, net year-over year to $152m (Q3 2024: $105m)

These were partly offset by:

•	A $247m year-over-year non-cash benefit relating to the Fox Option fair value adjustment with a gain in Q3 2025 of $126m (Q3 2024 loss of $121m)[10]

•	A $29m increase in the income tax credit to $45m (Q3 2024 credit of $16m) primarily driven by a tax benefit associated with the Boyd payment

In addition to the above, the Group benefited from non-controlling interest credits totaling $99m, primarily relating to the adjustment of Betnacional losses and the impact of the reduction in Junglee’s redemption value. The net loss attributable to Flutter shareholders was therefore $690m with an increased loss per share for the quarter of $3.91.

Adjusted EBITDA of $478m grew 6%, with adjusted EBITDA margin 130bps lower, principally due to the impact of the above detailed performance drivers. Adjusted earnings per share for the period grew 29% to $1.64 primarily reflecting the adjusted EBITDA performance above and the impact of the non-controlling interest credits.

The Group’s net cash provided by operating activities, and free cash flow declined by 28% and 78% respectively, primarily due to the Boyd payment of $205m. Cashflow also reflected the adjusted EBITDA performance detailed above, and a year-on-year benefit from derivative settlements of $179m (Q3 2025: $30m payment, Q3 2024: $209m payment). These were offset by a smaller working capital inflow year-over-year due to the unfavorable swing in Group sports results year-over-year from being bookmaker friendly in Q3 2024 to customer friendly in Q3 2025.

US

US Q3 AMPs of 3.5m grew 8% year-over-year. (Pre-2024 state AMPs +10%, and pre-2022 state AMPs +11%11). Revenue grew 9%, driven by iGaming revenue growth of 44% offsetting a sportsbook revenue decline of 5%.

Sportsbook revenue performance was driven by handle growth of 6%, offset by a net revenue margin decline of 80 basis points year-over-year to 7.4%.

The decrease in net revenue margin included:

•

Structural revenue margin of 12.9%, 10bps higher than the prior year despite a lower than anticipated parlay mix at the start of the NFL season. This impact was transitory and structural revenue margin has subsequently increased back in line with our expectations

•	An adverse sports results impact year-over-year of 90bps (Q3 2025: 10bps unfavorable, Q3 2024: 80bps favorable). At a revenue level, this translated to an adverse in-quarter impact in Q3 2025 of $45m

•	Promotional spend of 5.4%, which remained in line year-over-year

iGaming revenue grew 44%, underpinned by AMP growth of 30% and an increase in player frequency year-over-year.

Cost of sales increased by 120bps, driven primarily by the year-over-year swing in sports results combined with the impact of higher gaming taxes in IL, LA, NJ and MD. These impacts were partly offset by the improved market access terms secured through the Boyd transaction.

Sales and marketing expenses were 11% higher year-over-year in line with plans to spend a greater proportion of 2025 investment during H2, and increased by 20bps as a percentage of revenue to 22.4% due to the impact of sports results. Technology, research and development costs were 22% higher year-over-year, primarily as a result of the scaling of data storage and processing costs and talent investment. General and administrative costs were 8% lower as we lapped Missouri referendum costs in the prior year.

Adjusted EBITDA was $51m (Q3 2024 $58m), with a reduction in adjusted EBITDA margin of 90bps year-over-year driven by the factors detailed above.

International

In $ millions except percentages, unaudited	Three months ended September 30,
International revenue by region	2025	2024	YoY	YoY CC
UK and Ireland	853	846	+1%	(3)%
Southern Europe and Africa	743	370	+101%	+93%
Asia Pacific	363	413	(12)%	(10)%
Central and Eastern Europe	151	132	+14%	+11%
Brazil	87	17	+412%	+412%
Other regions	229	220	+4%	+1%

International total revenue	2,426	1,998	+21%	+19%

	Three months ended September 30,
	2025	2024	YoY			YoY excl M&A
Unaudited	Total	Total	Total	Sports	iGaming	Total	Sports	iGaming
UK and Ireland	853	846	+1%	(7)%	+7%	+1%	(7)%	+7%
Southern Europe and Africa	743	370	+101%	+114%	+94%	+19%	+6%	+24%
Asia Pacific	363	413	(12)%	(9)%	(35)%	(12)%	(9)%	(35)%
Central and Eastern Europe	151	132	+14%			+14%
Brazil	87	17	+412%			(18)%
Other regions	229	220	+4%			+4%

International revenue[12]	2,426	1,998	+21%	+11%	+31%	+3%	(6)%	+10%
International adjusted EBITDA	505	461	+10%

International revenue was 21% higher year-over year (up 19% on a constant currency13 basis, “cc”), with AMPs 10% higher. International revenue excluding M&A was 3% higher year-over-year.

Sportsbook revenue was 11% higher year-over-year and down 6% excluding M&A. Sportsbook handle grew 13% year-over-year and was down 3% excluding M&A, with the organic performance reflecting a strong 2024 prior-year comparative period, which contained the Euros, which alone accounted for 4% of handle in Q3 2024.

Sportsbook net revenue margin decreased by 30bps year-over-year to 12.4%:

•

A 20bps reduction in structural revenue margin to 16.3%, primarily due to the impact of faster growth in regions with currently lower structural revenue margins including SEA, Brazil and Central and Eastern Europe (CEE)

•	An adverse sports results impact year-over-year of 70bps (Q3 2025: 20bps unfavorable, Q3 2024 50bps favorable)

•	A reduction in promotional spend of 60 basis points to 3.7%

iGaming revenue was 31% higher year-over-year and increased by 10% excluding M&A. Organic growth in SEA of 24% was driven by Sisal Italy online growth of 46% and Turkey growth of 65%, which more than offset the cessation of trading in India reflected in Asia Pacific (APAC).

Revenue performance across our International regions year-over-year was as follows:

•

UKI revenue grew 1% (-3% cc). Sportsbook revenue reflected a 6% decline in handle, primarily due to the Euros in the prior year (8% of prior year handle), combined with an unfavorable 40bps swing in sports results. iGaming growth was driven by new content roll-out

•

SEA revenue increased 101%, or 19% excluding M&A. Organic sportsbook revenue growth of 6% was driven by 14% organic sportsbook AMP growth, offsetting the impact of the Euros in the prior year (4% of prior year handle). Organic iGaming revenue growth of 24% was driven by (i) Sisal Italy online, which continues to benefit from Flutter Edge integrations and (ii) Turkey where an expanding product offering is driving greater online penetration

•

APAC revenue declined 12%, with sportsbook performance in Australia primarily impacted by a 110bps adverse swing in sports results. Ongoing market trends in horse racing led to a 5% reduction in sportsbook handle, partially offset by a 50bps reduction in generosity through more targeted spend distribution. iGaming reflected the prohibition of real-money gaming and subsequent cessation of our Indian operations in August

•	CEE revenue grew 14%, with proprietary iGaming content and sportsbook net revenue margin expansion helping deliver a record market share in Georgia

•

Brazil revenue grew 412% with Betnacional achieving record iGaming revenues. Excluding M&A, revenue decreased 18% with Betfair Brazil continuing to recover from the customer re-registration friction following introduction of regulation in January

•	Other regions revenue was 4% higher reflecting a credit relating to an historic tax provision this quarter

Adjusted EBITDA increased by 10% year-over-year to $505m and was in line year-over-year excluding M&A. Adjusted EBITDA margin was 20.8%, a 230bps reduction, reflective of our investment phase in Brazil.

Cost of sales as a percentage of revenue increased by 300bps to 48.1%, with the acquisition of Snai and Betnacional contributing 200bps of the increase. The remaining 100bps organic increase was primarily driven by increased taxes in CEE and in Betfair Brazil, along with a continued shift in revenue mix in favor of iGaming, which incurs higher third party costs than sportsbook.

Sales and marketing expenses increased by 19% year-over-year and decreased by 3% excluding M&A. As a percentage of revenue, sales and marketing reduced by 40bps to 17.0%, benefitting from the growth in SEA and CEE regions where marketing spend is lower as a percentage of revenue.

Technology, research and development costs were 4% higher year-over-year but decreased by 4% excluding M&A. General and administrative costs were 26% higher and increased by 12% excluding M&A with the organic increase driven by additional investment in SEA, and the lapping of a $18m credit relating to a historic legal case adjustment in Q3 2024.

Unallocated corporate overhead increased by 13% year-over-year driven by the transfer of some technology costs from our International division to be managed and reported centrally within corporate.

Capital structure

Available cash increased $244m year-over-year, closing at approximately $1.7bn. The change in total debt from $6,736m at December 31, 2024 to $12,099m at September 30, 2025 reflects financing secured at attractive terms for the Snai and Betnacional acquisitions, and the purchase of Boyd’s 5% interest in FanDuel for $1.76bn on July 31, 2025. Net debt was $10,602m at the end of Q3 2025, with a leverage ratio2 of 4.0x at September 30, 2025 (2.2x at December 31, 2024). The leverage ratio would be 3.7x based on the last 12 months adjusted EBITDA including Snai2. We continue to expect our leverage to reduce rapidly given the highly visible and profitable growth opportunities that exist across the Group. We remain committed to our medium-term leverage ratio target of 2.0-2.5x.

The share repurchase program continued in Q3 2025, with 770 thousand shares repurchased in the quarter for a consideration of $225m excluding excise duties. The authorized Q4 program subsequently completed on November 3, 2025, with the repurchase of a further 1.02 million shares for a consideration of $245m. This brings the total cash returned to shareholders since the beginning of the share repurchase program to $1.12bn, of a total of $5bn to be returned over the coming years, representing 2% of Flutter’s issued share capital14. The program will continue into 2026, with a Q1 2026 repurchase of up to $250m.

Guidance

Q4 has started well on an underlying basis. In the US, FanDuel’s increased customer acquisition and retention investment in Q4 is proving effective with continued player momentum and year-over-year handle growth stepping up to 10% quarter to date with the NBA season off to a strong start. Sports results, however, have been customer friendly across the Group with an adjusted EBITDA impact of approximately $170m from October 1, through November 9, 20256.

2025 outlook5 is therefore primarily updated to include the impact of: (i) Q3 performance, (ii) Q4 sports results6, (iii) Q4 sportsbook investment, (iv) FanDuel Predicts investment7, (v) tax costs associated with the Illinois wager fee which we are now treating as taxable, and (vi) Indian regulatory change

The reduction to the midpoints of our previous guidance are summarized in the table below:

	US		International		Corporate	Group
($ in millions)	Revenue	Adjusted EBITDA	Revenue	Adjusted EBITDA	Adjusted EBITDA	Revenue	Adjusted EBITDA
US existing states	7,610	1,315
US new states	(30)	(70)

Previous Guidance	7,580	1,245	9,680	2,300	(250)	17,260	3,295
Q3 trading	(110)	(30)		20		(110)	(10)
Q3 sports results[6]	(45)	(30)	(60)	(40)		(105)	(70)
Q4 sports results[6]	(205)	(150)	(30)	(20)		(235)	(170)
Q4 sportsbook investment	(50)	(40)				(50)	(40)
Q4 Predictions investment[7]		(45)				0	(45)
IL wager fee tax		(15)				0	(15)
India			(70)	(30)		(70)	(30)
Cost transfer				10	(10)	0	0

Change	(410)	(310)	(160)	(60)	(10)	(570)	(380)

Revised Guidance[5]	7,170	935	9,520	2,240	(260)	16,690	2,915
US existing states	7,200	1,005
US new states	(30)	(70)

Our updated outlook for 2025 now includes the following midpoints:

Group: revenue and adjusted EBITDA of $16.69bn and $2.915bn, representing 19% and 24% year-over-year growth, respectively.

US: revenue and adjusted EBITDA of $7.17bn and $935m, representing year-over-year growth of 24% and 84%, respectively.

This comprises guidance for both existing and new states as follows:

•

Existing states revenue of $7.200bn and adjusted EBITDA of $1.005bn, with year-over-year growth of 24% and 98%, respectively, reduced from previous guidance due to the factors outlined in the table above

•	New states: negative revenue of $30m and an adjusted EBITDA cost of $70m

International: revenue and adjusted EBITDA of $9.52bn and $2.24bn, representing year-over-year growth of 15% and 8%, respectively.

Unallocated corporate overhead: cost guidance of $260m due to a movement of costs from International.

Other items: unchanged from Q2 guidance.

	Updated 2025 guidance			Previous guidance
	Low	Midpoint	High	Midpoint
Group revenue	$16.39bn	$16.69bn	$16.99bn	$17.26bn
Group adjusted EBITDA	$2.765bn	$2.915bn	$3.065bn	$3.30bn
US existing state revenue	$7.04bn	$7.20bn	$7.36bn	$7.61bn
US existing state adjusted EBITDA	$0.925bn	$1.005bn	$1.085bn	$1.315bn
US new states revenue cost		Approximately $(30)m		($30m	)
US new states adjusted EBITDA		Approximately $(70)m		($70m	)
US total revenue	$7.01bn	$7.17bn	$7.33bn	$7.58bn
US total adjusted EBITDA	$0.855bn	$0.935bn	$1.015bn	$1.245bn
International revenue	$9.38bn	$9.52bn	$9.66bn	$9.68bn
International adjusted EBITDA	$2.17bn	$2.24bn	$2.31bn	$2.30bn
Unallocated corporate overhead		Approximately $(260)m		$(250)m
Interest expense, net	$525m	$535m	$545m	$535m
Depreciation and amortization excl. acquired intangibles		Approximately $670m		$670m
Non-controlling interests credit[15]		Approximately $120m		N/A
Capital expenditure[16]		Approximately $820m		$820m
Share repurchases		$1bn		$1bn

Guidance is provided (i) on the basis that sports results are in line with our expected margin for the remainder of the year, (ii) at stated foreign exchange rates17 and (iii) on the basis of a consistent regulatory and tax framework except where otherwise stated.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

Conference call:

Flutter management will host a conference call today at 4:30 p.m. ET (9:30 p.m. GMT) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering here or via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after the conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 20251. Please dial in 10 minutes before the conference call begins.

+1 888 500 3691 (North America)

+44 800 358 0970 (United Kingdom)

+353 1800 943926 (Ireland)

+61 1800 519 630 (Australia)

+1 646 307 1951 (International)

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited, to statements related to our expectations regarding the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy (including our plans and expectations related to new product offerings). In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believe(s),” ”expect(s),” “potential,” “continue(s),” “may,” “will,” “should,” “could,” “would,” “seek(s),” “predict(s),” “intend(s),” “trends,” “plan(s),” “estimate(s),” “anticipates,” “projection,” “goal,” “target,” “aspire,” “will likely result,” and or the negative version of these words or other comparable words of a future or forward looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others: Flutter’s ability to effectively compete in the global entertainment and gaming industries; Adverse changes to the regulation (including taxation) of online betting and iGaming; Flutter’s ability to retain existing customers and to successfully acquire new customers; Flutter’s ability to accurately determine the odds in relation to any particular event exposes us to trading, liability management and pricing risk; Flutter’s ability to develop new product offerings; Flutter’s ability to successfully acquire and integrate new businesses; Flutter’s ability to maintain relationships with third-parties; Flutter’s ability to maintain its reputation; Public sentiment towards online betting and iGaming generally; The potential impact of general economic conditions, including inflation, tariffs and/or trade disputes, fluctuating interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel; Flutter’s ability to obtain and maintain licenses with gaming authorities; The failure of additional jurisdictions to legalize and regulate online betting and iGaming; Flutter’s ability to comply with complex, varied and evolving U.S. and international laws and regulations relating to its business; Flutter’s ability to raise financing in the future; Flutter’s success in retaining or recruiting officers, key employees or directors; Litigation and the ability to adequately protect Flutter’s intellectual property rights; The impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to remediate material weaknesses in its internal control over financial reporting.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2025 and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Junglee Games, Adjarabet and Betnacional. We are the industry leader with $14,048m of revenue globally for fiscal 2024, up 19% YoY, and $3,794m of revenue globally for the quarter ended September 30, 2025.

Contacts:

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications

Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications

Chris Hancox, Investor Relations	Rob Allen, Corporate Communications

Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com

Notes

1

Average Monthly Players (“AMPs”) is defined as the average over the applicable reporting period of the total number of players who have placed and/or wagered a stake and/or contributed to rake or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at the Group level while also counting this player as one AMP for each separate product category that the player is using. As a result, the sum of the AMPs presented at the product category level is greater than the total AMPs presented at the Group level. See Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational Metrics” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025 for additional information regarding how we calculate AMPs data, including a discussion regarding duplication of players that exists in such data.

2

Adjusted EBITDA, adjusted EBITDA margin, last twelve months adjusted EBITDA including Snai, Free Cash Flow, net debt, leverage ratio, leverage ratio including Snai, constant currency, adjusted net income attributable to Flutter shareholders and adjusted earnings per share are non-GAAP financial measures. See “Definitions of non-GAAP financial measures” and “Reconciliations of Non-GAAP Financial Measures” sections of this announcement for definitions of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Due to rounding, these numbers may not add up precisely to the totals provided.

3

The non-cash impairment relating to the cessation of real-money gaming in India of $556m is comprised of goodwill of $517m, acquired and developed intangibles of $32m and other long-lived assets of $7m. The impairment charge exceeds the cash total consideration paid to acquire a 95% ownership interest the Junglee business ($237m) as a result of the re-allocation of total International goodwill following the re-segmentation of the Flutter group at the start of 2025, as required by US GAAP. The goodwill attributed to Junglee reflects the exceptional performance of the business at the time. The impairment charge will not result in any current or future cash expenditure and does not impact adjusted EBITDA

The cessation of real-money gaming in India will have the following adverse impact on the future results of the APAC region within the International division, compared to management expectations prior to the cessation of operations:

•	2025: Revenue -$70m, EBITDA -$30m

•	2026: Revenue -$250m, EBITDA -$90m

•	2027: Revenue -$310m, EBITDA -$130m

4

On July 10, 2025 Flutter announced the extension of its long-term strategic partnership with Boyd Gaming Corporation (“Boyd”) to 2038 and the buyout of Boyd’s 5% stake in FanDuel Group. The strategic benefits of the transaction provided an increase in Flutter’s ownership in the number 1 sports betting and iGaming operator in the US, FanDuel, as well as securing significantly reduced market access costs expected to translate to annual savings of $65m beginning July 1, 2025. Consideration comprised approximately $1.553bn attributable to the acquisition of Boyd’s 5% stake in FanDuel and $205m attributable to the revision of various existing commercial terms. The amount of $205m is included in the income statement and as a cash outflow within net cash provided by operating activities during Q3 2025.

5

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

6	Impact of US sports results:

•	YTD through Nov 9: revenue $390m unfavorable, adjusted EBITDA $260m unfavorable

•	Q4TD through Nov 9: revenue $205m unfavorable, adjusted EBITDA $150m unfavorable

•	Q3: revenue $45m unfavorable, adjusted EBITDA $30m unfavorable

•	Q2: revenue $90m favorable, adjusted EBITDA $70m favorable

•	Q1: revenue $230m unfavorable, adjusted EBITDA $150m unfavorable

International Q3 impact reflects the impact of August and September sports results. The benefit of sports results for July year to date was included in International Q2 guidance. International Q4 impact reflects the impact of sports results through Nov 9.

7

Investment represents expected adjusted EBITDA impact of FanDuel Predicts, for FanDuel only. FanDuel will consolidate the results of FanDuel Predicts fully in its reported results. Under the terms of the partnership with CME Group, CME Group will receive a revenue share of approximately 50% of the gross revenue generated by FanDuel Predicts, before deduction of promotional spend. This revenue share cost will be accounted for in cost of sales. FanDuel will bear 100% of costs to support the FanDuel Predicts mobile app (promotional costs, sales and marketing, and non-exchange related cost of sales). CME Group will bear all costs to support the exchange.

8

US market position based on available market share data for states in which FanDuel is active. Online sportsbook market share is the gross gaming revenue (GGR) and net gaming revenue (NGR) market share of our FanDuel brand for the three months to September 30, 2025 in the states in which FanDuel was live (excluding Tennessee as they no longer report this data), based on published gaming regulator reports in those states. iGaming market share is the GGR market share of FanDuel for the three months to September 30, 2025 in the states in which FanDuel was live, based on published gaming regulator reports in those states. US iGaming GGR market share including PokerStars US (which is reported in the International segment) for the three months to September 30, 2025 was 28%.

9	Unallocated corporate overhead includes shared technology, research and development, sales and marketing, and general and administrative expenses that are not allocated to a specific segment.

10

Fox has an option to acquire an 18.6% equity interest in FanDuel (the Fox Option). Gains or losses in the fair value of the Fox Option primarily due to changes in the fair value of FanDuel during the reporting period are recorded in Other income (expense), net. See Part II, “Item 8. Financial Statements and Supplementary Data—Fair Value Measurements” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025 for additional information regarding the Fox Option.

11

US analysis by state cohort includes relevant states and provinces by FanDuel launch date and relates to online sportsbook and iGaming only. Pre-2024, states in order of launch include: New Jersey, Pennsylvania, West Virginia, Indiana, Colorado, Illinois, Iowa, Michigan, Tennessee, Virginia, Arizona, Connecticut, New York, Ontario, Louisiana, Wyoming, Kansas, Maryland, Ohio, Massachusetts and Kentucky.

12	Total International revenue by region and year-over-year movements includes Other revenue in addition to Sports and iGaming revenue separately identified.

13	Constant currency growth rates are calculated by retranslating the non-US dollar denominated component of Q3 2024 at Q3 2025 exchange rates. See reconciliation below.

14	Number of repurchased ordinary shares expressed as a percentage of total ordinary shares in issue as at 31 October 2024.

15

Guidance for non-controlling interests relates to the aggregate of net income (loss) attributable to non-controlling interests and redeemable non-controlling interests, and the adjustment of redeemable non-controlling interests to redemption value.

16	Capital expenditure is defined as payments for the purchase of property and equipment, the purchase of intangible assets and capitalized software.

17

The impact of changes in foreign exchange rates versus those used in the guidance issued on August 7, 2025 is not significant. Therefore, foreign exchange rates assumed for 2025 guidance remain unchanged versus those used for guidance issued on August 7, 2025 of USD:GBP of 0.746, USD:EUR of 0.878 and USD:AUD of 1.563.

Definitions of non-GAAP financial measures

This press release includes Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted Earnings Per Share (“Adjusted EPS”), leverage ratio, leverage ratio including Snai, Net Debt, Free Cash Flow, and constant currency which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are presented solely as supplemental disclosures to reported GAAP measures because we believe that these non-GAAP measures are useful in evaluating our operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by analysts, lenders, financial institutional and investors as measures of performance. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted EPS, leverage ratio, Net Debt, Free Cash Flow, and Adjusted Depreciation are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Constant currency reflects certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refer to the exchange rates used to translate our operating results for all countries where the functional currency is not the U.S. Dollar, into U.S. Dollars. Because we are a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations. We believe the disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. We calculate constant currency revenue, Adjusted EBITDA and Segment Adjusted EBITDA by translating prior-period revenue, Adjusted EBITDA and Segment Adjusted EBITDA, as applicable, using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period.

Last twelve months (“LTM”) net income is defined on a Group basis as net income for the year ended December 31, 2024, minus net income for nine months ended September 30, 2024 and plus net income for nine months ended September 30, 2025.

LTM net income including Snai is defined on a Group basis as LTM net income plus Snai’s net income for the seven months ended April 30, 2025 prior to the completion of acquisition. Snai’s historical condensed consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). We have made adjustments to conform Snai’s financial information prepared under IFRS to U.S. GAAP.

LTM adjusted net income including Snai is defined on a Group basis as LTM adjusted net income, after adjusting for the following:

•

Transaction fees and associated costs and restructuring and integration costs related to the acquisition assumed to have incurred prior to or soon after the acquisition date of January 1, 2024, and therefore are reversed from the twelve months result ended September 30, 2025.

•

New debt financing required to complete the acquisition of Snai is assumed to have occurred on January 1, 2024. The additional interest expense recognized is calculated, together with the associated hedge impact and the amortization of related debts issuance costs. For the new debt at floating rate, we have assumed the actual 3 months SOFR rates for Q3 2025 was constant from October 2024 to April 2025.

•

Intangible assets are assumed to be recorded at their estimated fair value as of January 1, 2024, and are amortized over their estimated useful lives from that date along with the consequent deferred tax benefit. The amortization expense relating to the historical fair value uplift on Snai’s intangible assets acquired by Playtech in 2018, together with the deferred tax benefit are reversed.

Adjusted EBITDA is defined on a Group basis as net income (loss) before income taxes; other income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; impairment of property and equipment, intangible assets, right-of-use assets and goodwill and share based compensation expense.

LTM adjusted EBITDA including Snai is defined on a Group basis as LTM adjusted net income including Snai before income taxes; other expense, net; interest expense, net; depreciation and amortization; share-based compensation expense; transaction fees and associated costs; and restructuring and integration costs.

Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue, respectively.

Adjusted Net Income Attributable to Flutter Shareholders is defined as net income (loss) as adjusted for after-tax effects of transaction fees and associated costs; restructuring and integration costs; gaming taxes dispute, amortization of acquired intangibles, accelerated amortization, loss (gain) on settlement of long-term debt; impairment of property and equipment, intangible assets, right-of-use assets and goodwill; financing related fees not eligible for capitalization; gain from disposal of businesses, fair value (gain)/loss on derivative instruments, fair value (gain)/loss on contingent consideration, fair value (gain)/loss on Fox Option Liability and fair value (gain)/loss on investment, and share-based compensation.

Adjusted EPS is calculated by dividing adjusted net income attributable to Flutter shareholders by the number of diluted weighted-average ordinary shares outstanding in the period.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted net income attributable to Flutter shareholders and Adjusted EPS are non-GAAP measures and should not be viewed as measures of overall operating performance, indicators of our performance, considered in isolation, or construed as alternatives to operating profit (loss), net income (loss) measures or earnings per share, or as alternatives to net cash provided by (used in) operating activities, as measures of liquidity, or as alternatives to any other measure determined in accordance with GAAP.

Management has historically used these measures when evaluating operating performance because we believe that they provide additional perspective on the financial performance of our core business.

Adjusted EBITDA has further limitations as an analytical tool. Some of these limitations are:

•	it does not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments;

•	it does not reflect changes in, or cash requirements for, the Group’s working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Group’s debt;

•	it does not reflect share-based compensation expense which is primarily a non-cash charge that is part of our employee compensation;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in the Group’s statements of cash flows; and

•

the further adjustments made in calculating Adjusted EBITDA are those that management consider not to be representative of the underlying operations of the Group and therefore are subjective in nature.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents.

Leverage ratio is defined as net debt divided by last twelve months Adjusted EBITDA. We use this non-GAAP financial measure to evaluate our financial leverage. We present net debt to Adjusted EBITDA because we believe it is more representative of our financial position as it is reflective of our ability to cover our net debt obligations with results from our core operations, and is an indicator of our ability to obtain additional capital resources for our future cash needs. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. The Leverage Ratio is not a substitute for, and should be used in conjunction with, GAAP financial ratios. Other companies may calculate leverage ratios differently.

Leverage ratio including Snai is defined as net debt divided by LTM adjusted EBITDA including Snai.

Free Cash Flow is defined as net cash provided by (used in) operating activities less payments for property and equipment, intangible assets and capitalized software. We believe that excluding these items from free cash flow better portrays our ability to generate cash, as such items are not indicative of our operating performance for the period. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, limiting their usefulness as a comparative measure.

Adjusted depreciation is defined as depreciation and amortization excluding amortization of acquired intangibles.

Condensed Consolidated Balance Sheets

($ in millions except share and per share amounts)	As of September 30, 2025	As of December 31, 2024
Current assets:
Cash and cash equivalents	1,727	1,531
Cash and cash equivalents – restricted	68	48
Player deposits – cash and cash equivalents	1,939	1,930
Player deposits – investments	26	130
Accounts receivable, net	158	98
Prepaid expenses and other current assets	864	607

Total current assets	4,782	4,344
Investments	7	6
Property and equipment, net	615	493
Operating lease right-of-use assets	529	507
Intangible assets, net	7,241	5,364
Goodwill	15,804	13,352
Deferred tax assets	226	267
Other non-current assets	135	175

Total assets	29,339	24,508
Liabilities, redeemable non-controlling interests and shareholders’ equity
Current liabilities:
Accounts payable	402	266
Player deposit liability	1,839	1,940
Operating lease liabilities	127	119
Long-term debt due within one year	146	53
Other current liabilities	2,448	2,212

Total current liabilities	4,962	4,590
Operating lease liabilities – non-current	458	428
Long-term debt	11,953	6,683
Deferred tax liabilities	1,114	605
Other non-current liabilities	933	935

Total liabilities	19,420	13,241
Commitments and contingencies
Redeemable non-controlling interests	485	1,808
Shareholders’ equity
Ordinary share (Authorized 3,000,000,000 shares of €0.09 ($0.11) par value each; issued September 30, 2025: 175,899,661 shares; December 31, 2024: 177,895,367 shares)	36	36
Additional paid-in capital	1,929	1,611
Accumulated other comprehensive loss	(1,061)	(1,927)
Retained earnings	8,340	9,573

Total Flutter Shareholders’ Equity	9,244	9,293
Non-controlling interests	190	166

Total shareholders’ equity	9,434	9,459

Total liabilities, redeemable non-controlling interests and shareholders’ equity	29,339	24,508

Condensed Consolidated Statements of Comprehensive Income (Loss)

($ in millions except share and per share amounts)	Three months ended September 30,
	2025	2024
Revenue	3,794	3,248
Cost of sales	(2,168)	(1,752)

Gross profit	1,626	1,496
Technology, research and development expenses	(275)	(213)
Sales and marketing expenses	(966)	(748)
General and administrative expenses	(702)	(438)
Goodwill impairment	(517)	—

Operating (loss) profit	(834)	97
Other income (expense), net	152	(122)
Interest expense, net	(152)	(105)

Loss before income taxes	(834)	(130)
Income tax benefit	45	16

Net loss	(789)	(114)

Net (loss) income attributable to non-controlling interests and redeemable non-controlling interests	(29)	5
Adjustment of redeemable non-controlling interest to redemption value	(70)	(16)
Net loss attributable to Flutter shareholders	(690)	(103)
Loss per share
Basic	(3.91)	(0.58)
Diluted	(3.91)	(0.58)
Other comprehensive income (loss), net of tax:
Effective portion of changes in fair value of cash flow hedges	12	(124)
Fair value of cash flow hedges transferred to the income statement	(13)	119
Changes in excluded components of fair value hedge	5	(1)
Foreign exchange (loss) gain on net investment hedges	(66)	27
Foreign exchange (loss) gain on translation of the net assets of foreign currency denominated entities	(82)	570

Other comprehensive (loss) income	(144)	591

Other comprehensive income (loss) attributable to Flutter shareholders	(181)	599
Other comprehensive income (loss) attributable to non-controlling interest and redeemable non-controlling interest	37	(8)

Total comprehensive (loss) income	(933)	477

Condensed Consolidated Statements of Cash Flows1

	Three months ended September 30,
($ in millions)	2025	2024
Cash flows from operating activities
Net (loss) income	(789)	(114)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	419	258
Impairment loss	559	—
Change in fair value of derivatives	(11)	26
Non-cash interest expense, net	73	12
Non-cash operating lease expense	35	31
Unrealized foreign currency exchange gain, net	(27)	(34)
Loss on disposals	1	7
Share-based compensation – equity classified	60	52
Share-based compensation – liability classified	11	1
Other (income) expense, net	(126)	121
Deferred tax benefit	11	(34)
Loss on extinguishment	9	—
Change in operating assets and liabilities:
Player deposits	4	18
Accounts receivable	3	(10)
Prepaid expenses and other current assets	(86)	(61)
Accounts payable	53	28
Other liabilities	(96)	(43)
Player deposit liability	138	67
Operating leases liabilities	(32)	(35)

Net cash provided by operating activities	209	290
Cash flows from investing activities:
Purchases of property and equipment	(13)	(37)
Purchases of intangible assets	(63)	(52)
Capitalized software	(108)	(89)
Acquisitions, net of cash acquired	—	(28)
Cash settlement of derivatives designated in net investment hedge	14	(5)

Net cash used in investing activities	(170)	(211)
Cash flows from financing activities:
Proceeds from issue of ordinary share upon exercise of options	1	—
Proceeds from issuance of long-term debt (net of transactions costs)	4,080	—
Transaction costs with third parties from issuance of long-term debt	(20)	—
Repayment of long-term debt	(1,914)	(10)
Acquisition of redeemable non-controlling interests	(1,620)	—
Distributions to non-controlling interests	(11)	(4)
Repurchase of ordinary shares and taxes withheld and paid on employee share awards	(261)	—

Net cash provided by (used in) financing activities	255	(14)

Net increase in cash, cash equivalents and restricted cash	294	65
Cash, cash equivalents and restricted cash – Beginning of the period	3,515	3,235
Foreign currency exchange gain (loss) on cash and cash equivalents	(75)	110

Cash, cash equivalents and restricted cash – End of the period	3,734	3,410
Cash, cash equivalents and restricted cash comprise of:
Cash and cash equivalents	1,727	1,483
Cash and cash equivalents - restricted	68	56
Player deposits - cash & cash equivalents	1,939	1,871

Cash, cash equivalents and restricted cash – End of the period	3,734	3,410

Supplemental disclosures of cash flow information:
Interest paid	104	112
Income tax paid (net of refunds)	74	63
Operating cash flows from operating leases	42	43
Non-cash investing and financing activities:
Purchase of intangible assets with accrued expense[2]	52	—
Capitalized software with accrued expense[2]	23	—
Purchase of property and equipment with accrued expense[2]	9	—
Right of use assets obtained in exchange for new operating lease liabilities	4	66
Adjustments to lease balances as a result of remeasurement	14	31
Business acquisitions (including contingent consideration)	—	(26)
Non-cash issuance of common stock upon exercise of options[2]	29	—
Non-cash transaction costs on issuance of long-term debt[2]	8	—
Dilapidation provision	10	—

1.

The Condensed Consolidated Statements of Cash Flows for the three months ended September 30, 2025 is derived by subtracting the cash flows from the six months ended June 30, 2025 from the cash flows for the nine months ended September 30, 2025. As such it does not reflect the settlement of pre-existing relationships for which Flutter has recognized an asset.

2.	Figures represent the closing position at the end of the reporting period and not the movement during the period.

Reconciliations of non-GAAP financial measures

Adjusted EBITDA reconciliation

See below a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income, the most comparable GAAP measure.

	Three months ended September 30,
($ in millions)	2025	2024
Net loss	(789)	(114)
Add back:
Income taxes	(45)	(16)
Other (income) expense, net	(152)	122
Interest expense, net	152	105
Depreciation and amortization	419	258
Share-based compensation expense	71	53
Transaction fees and associated costs [1]	204	—
Restructuring and integration costs [2]	59	42
Impairment [3]	559	—

Group Adjusted EBITDA	478	450

Group Revenue	3,794	3,248
Group Adjusted EBITDA Margin	12.6%	13.9%

1.	Fees primarily associated with the revision of Boyd market access agreements.
2.

Costs primarily relate to various restructuring, acquisition integration and other strategic initiatives to drive synergies. The programs are expected to run until 2027. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. It also includes business process re-engineering cost, planning and design of target operating models for the Group’s enabling functions and discovery and planning related to the Group’s anticipated migration to a new enterprise resource planning system. The costs primarily include severance expenses, advisory fees and temporary staffing costs.

3.

Impairment primarily relates to Junglee. The Promotion and Regulation of Online Gaming Act, 2025 (the “Act”), which was passed by the Indian Parliament and received Presidential assent on August 22, 2025, bans all forms of online real money gaming in India. As a result of the Act, from August 22, 2025, Junglee ceased offering all real-money games in India. The Junglee impairment charge is $556m before income taxes. The assets impaired substantially consist of goodwill of $517m, acquired and developed intangibles of $32m and other long-lived assets of $7m. The $517m of goodwill impaired is not deductible for tax purposes, and therefore there is no income tax benefit. Income tax impacts arising for acquired and developed intangibles and other long-lived assets are not material.

Adjusted net income attributable to Flutter shareholders

See below a reconciliation of Adjusted net income attributable to Flutter shareholders to net income/ (loss), the most comparable GAAP measure.

	Three months ended September 30,
($ in millions)	2025	2024
Net loss	(789)	(114)
Less:
Transaction fees and associated costs	204	—
Restructuring and integration costs	59	42
Impairment	559	—
Amortization of acquired intangibles	235	128
Share-based compensation	71	53
Loss on settlement of long-term debt	9	—
Financing related fees not eligible for capitalization	2	2
Fair value (gain) / loss on derivative instruments	(11)	25
Fair value (gain) / loss on Fox Option Liability	(126)	121
Tax impact of above adjustments[1]	(26)	(46)

Adjusted net income	187	211
Less:
Net income attributable to non-controlling interests and redeemable non-controlling interests[2]	(29)	5
Adjustment of redeemable non-controlling interest[3]	(70)	(16)

Adjusted net income attributable to Flutter shareholders	286	222

Weighted average number of shares	176	178

1.	Tax rates used in calculated adjusted net income attributable to Flutter shareholders is the statutory tax rate applicable to the geographies in which the adjustments were incurred.
2.	Represents net income attributed to the non-controlling interest in Sisal offset by the net loss attributed to the redeemable non-controlling interest in MaxBet, Junglee and Betnacional.
3.

Represents the adjustment made to the carrying value of the redeemable non-controlling interests in MaxBet and Junglee to account for the higher of (i) the initial carrying amount adjusted for cumulative earnings allocations, or (ii) redemption value at each reporting date through retained earnings.

Adjusted earnings per share reconciliation

See below a reconciliation of adjusted earnings per share to diluted earnings per share, the most comparable GAAP measure.

	Three months ended September 30,
	$2025	2024
Loss per share to Flutter shareholders	(3.91)	(0.58)
Add/ (Less):
Transaction fees and associated costs	1.16	—
Restructuring and integration costs	0.34	0.24
Impairment	3.18	—
Amortization of acquired intangibles	1.34	0.73
Share-based compensation	0.40	0.30
Loss on settlement of long-term debt	0.05	—
Financing related fees not eligible for capitalization	0.01	0.01
Fair value (gain) / loss on derivative instruments	(0.06)	0.14
Fair value (gain) / loss on Fox Option Liability	(0.72)	0.69
Tax impact of above adjustments	(0.15)	(0.26)

Adjusted earnings per share	1.64	1.27

Last twelve months adjusted EBITDA

See below a reconciliation of LTM adjusted EBITDA to net income.

($ in millions) Unaudited	Year ended December 31, 2024	Nine months ended September, 2024	Nine months ended September 30, 2025	Twelve months ended September 30, 2025
Net income (loss)	162	6	(417)	(261)
Add back:
Income taxes	(146)	52	142	(56)
Other expense (income), net	434	207	(294)	(67)
Interest expense, net	419	325	347	441
Depreciation and amortization	1,097	827	1,082	1,352
Share-based compensation expense	202	153	200	249
Transaction fees and associated costs	54	45	224	233
Restructuring and integration costs	135	87	170	218
Impairment	0	0	559	559

LTM adjusted EBITDA	2,357	1,702	2,013	2,668

Net debt				10,602
Leverage ratio				4.0x

See below a reconciliation of LTM adjusted EBITDA including Snai to net income. These figures have been adjusted to include the relevant amounts for Snai during the pre-acquisition period as though it formed part of the Group since January 1, 2024.

($ in millions) Unaudited	Twelve months ended September 30, 2025
Net income for Fiscal 2024	162
Less: Net income for nine months ended September 30, 2024	(6)
Add: Net loss for nine months ended September 30, 2025	(417)

LTM net loss	(261)
Snai’s net income for the seven months ended April 30, 2025	49

LTM net loss including Snai	(212)
Transaction costs	(17)
Interest expense	(93)
Additional amortization expense (net of deferred tax impact)	(43)
Reversal of previous PPA amortization expense (net of deferred tax impact)	8

LTM adjusted net loss including Snai	(357)
Add:
Income taxes	(35)
Other expense, net	(65)
Interest expense, net	531
Depreciation and amortization	1,440
Share-based compensation expense	293
Transaction fees and associated costs	256
Restructuring and integration costs	218
Impairment	559

LTM adjusted EBITDA including Snai	2,840

Net debt	10,602
Leverage ratio including Snai	3.7x

Net debt reconciliation

See below a reconciliation of net debt to long-term debt, the most comparable GAAP measure.

($ in millions)	As of September 30, 2025	As of December 31, 2024
Long-term debt	11,953	6,683
Long-term debt due within one year	146	53

Total Debt	12,099	6,736
Add:
Transactions costs, premiums or discount included in the carrying value of debt	98	52
Less:
Unrealized foreign exchange on translation of foreign currency debt [1]	132	(97)
Cash and cash equivalents	(1,727)	(1,531)

Net Debt	10,602	5,160

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

Free Cash Flow reconciliation

See below a reconciliation of Free Cash Flow to net cash provided by operating activities, the most comparable GAAP measure.

	Three months ended September 30,
($ in millions)	2025	2024
Net cash provided by operating activities	209	290
Less cash impact of:
Purchases of property and equipment	(13)	(37)
Purchases of intangible assets	(63)	(52)
Capitalized software	(108)	(89)

Free Cash Flow	25	112

Constant currency growth rate reconciliation

See below a reconciliation of constant currency growth rates to nominal currency growth rates, the most comparable GAAP measure.

($ millions except percentages)	Three months ended September 30,
Unaudited	2025	2024	YOY	2025	2024	YOY
				FX impact	CC	CC
Revenue
US	1,368	1,250	+9%	—	1,250	+9%
International	2,426	1,998	+21%	47	2,045	+19%

Group	3,794	3,248	+17%	47	3,295	+15%

Adjusted EBITDA
US	51	58	(12)%	(1)	57	(11)%
International	505	461	+10%	8	469	+8%
Unallocated corporate overhead	(78)	(69)	+13%	(3)	(72)	+9%

Group	478	450	+6%	4	454	+5%

See below a reconciliation of other reported constant currency revenue growth rates to nominal currency growth rates.

Three months ended September 30,
	YoY	YoY	YoY
Unaudited	Nom	FX impact	CC
International sportsbook revenue	+11%	+2%	+9%
International iGaming revenue	+31%	+3%	+28%
International total revenue	+21%	+2%	+19%
UKI sportsbook revenue	(7)%	+4%	(11)%
UKI iGaming revenue	+7%	+4%	+3%
UKI total revenue	+1%	+4%	(3)%
SEA sportsbook revenue	+114%	+12%	+102%
SEA iGaming revenue	+94%	+4%	+90%
SEA total revenue	+101%	+8%	+93%
APAC sportsbook revenue	(9)%	(2)%	(7)%
APAC iGaming revenue	(35)%	(3)%	(32)%
APAC total revenue	(12)%	(2)%	(10)%
CEE total revenue	+14%	+3%	+11%
Brazil total revenue	+412%	-%	+412%
Other total revenue	+4%	+3%	+1%
International adjusted EBITDA	+10%	+2%	+8%

International revenue by region

($ millions except percentages)	Three months ended September 30,
Unaudited	2025	2024	YoY	YoY	YoY
			Nom	FX impact	CC
UK and Ireland	853	846	+1%	+4%	(3)%
Southern Europe and Africa	743	370	+101%	+8%	+93%
Asia Pacific	363	413	(12)%	(2)%	(10)%
Central and Eastern Europe	151	132	+14%	+3%	+11%
Brazil	87	17	+412%	-%	+412%
Other regions	229	220	+4%	+3%	+1%

International revenue	2,426	1,998	+21%	+2%	+19%

Reconciliation of supplementary non GAAP information: Adjusted depreciation and amortization

($ millions)	Three months ended September 30, 2025				Three months ended September 30, 2024
Unaudited	US	Intl	Corp	Total	US	Intl	Corp	Total
Depreciation and Amortization	35	375	9	419	31	218	9	258
Less: Amortization of acquired intangibles	(4)	(231)	—	(235)	(4)	(124)	—	(128)

Adjusted depreciation and amortization[1]	31	144	9	184	27	94	9	130

1.	Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles.